Exhibit 10.8

ALLWEILER AG Company Pension Plan

Company-wide Agreement

No. 02/2001

The following company-wide agreement regarding the company pension plan is hereby executed between ALLWEILER AG (hereinafter referred to as “Company”) and the ALLWEILER AG Central Works Council.

Based on the company pension plan, company employees and former company employees at all locations within the Federal Republic of Germany as well as their relatives are granted one-time and ongoing pension payments according to the following provisions in the event of certain types of emergencies, disability, age, or death, provided there is nothing regulated that deviates therefrom based on other agreements.

§ 1 Types of pension payments

1) The following is provided:

a) Retirement pensions	(§ 6)

b) Early retirement pensions	(§ 7)

c) Disability pensions	(§ 8)

d) Widow/widower pensions	(§ 9)

e) Orphan pensions	(§ 10)

f) One-time payments for emergencies	(§ 19)

2)	The pension payments are financed according to the provisions of § 16 and paid directly by the Company, with the exception of one-time payments for emergencies according to §19.

§ 2 Qualifying period

1)	The granting of all pensions requires that the company employee be employed by the Company for a qualifying period of at least 10 years. Once this qualifying period has been satisfied, the amount of the pension is calculated according to §§ 3, 4, and 5.

2)	If the occurrence of the support case is based on a work-related accident in terms of the provisions of statutory accident insurance, the qualifying period is 5 years.

§ 3 Allowable service years

1)	Applicable allowable service years include those times that the company employee has worked at the Company, after attainment of age 16 up to attainment of age 63, without any interruptions.

If early retirement pension is applied for according to § 7, the date of the employee’s retirement/exit from the Company is used instead of age 63.

2)	Time periods that are considered to be applicable for company employment by statute are counted within the scope of the statutory provisions.

3)	If the length of service is interrupted for other reasons, an earlier service period can be counted if the respectively valid company agreements permit the inclusion using earlier service periods.

4)	In the event of discrepancies, the company employee shall provide verification regarding the existence of allowable service years.

5)	A fractional part of a service year that is more than 6 months long shall be calculated as a complete service year.

§ 4 Allowable retirement income

1)	Applicable allowable retirement income is the monthly average of the regular gross employment income that the company employee was paid by the Company in the last allowable year of service (§ 3). The allowable income is limited to the amount of the respectively applicable upper income limit for statutory pension insurance.

2)	Overtime pay, vacation and end-of-year bonus pay, asset-forming payments, one-time bonuses and allowances, premiums, commissions and profit-based bonuses, and other payments that are compensation for work performed are not included in the determination of allowable retirement income.

3)	If a bonus payment/profit-based bonus/premium granted during the last 3 allowable years of service represents more than 50% of the total emolument without Section 2, the basic income and bonus payment/profit-based bonus/premium are added to the allowable income of the last 3 allowable service years, at half their value.

§ 5 Pension amount

1)	The amount of pensions is based on the allowable years of service (§ 3) and the allowable income (§ 4); these amounts are calculated according to the same principle for both wage and salaried employees.

2)	The amount of the monthly pensions is 0.17% of the allowable retirement income multiplied by the allowable years of service.

For disability pensions (§ 8), the years of service still outstanding up to age 55 are counted to increase the pension.

3)	Odd amounts less than one euro (cents) are round up or down to 0.50 euro for the pensions.

§ 6 Retirement pensions

Retirement pensions are granted to company employees who have attained age 63 and have retired from the Company.

§ 7 Early retirement pensions

1)	Early retirement pensions are granted to company employees who have retired from company service before attaining age 63 based on the election of early retirement as full retirement in the statutory pension insurance, provided the other prerequisites for payment are met.

2)	The amount of the early retirement pension is based on the claims acquired according to § 5 in the granting of the social security pension. The resulting early retirement pension shall be reduced by 0.5% for each month remaining until the employee has attained age 63. However, this reduction shall not exceed 12% in total.

§ 8 Disability pensions

1)	Disability pensions are granted to company employees who are totally occupationally disabled in terms of §43 SBG [Social Security Code] VI, as a result of illness or disability, and who have left the Company, if and as long as the company employees are receiving a corresponding pension from Social Security.

2)	A disability pension must be applied for in writing with enclosure of the ruling on the pension application from the social insurance carrier. If the company employee is not subject to compulsory social insurance, a medical certificate indicating total occupational disability in terms of SBG VI must be enclosed

3)	Any person who intentionally causes his/her own total occupational disability shall not receive any pension. § 103 SGB VI applies accordingly.

4)	If there is any doubt whether the employee is completely occupationally disabled, the Company can require that the employee be examined by an independent physician; the costs for the examination shall be covered by the Company.

Any change in the determination of total occupational disability must be reported immediately; otherwise, the pension can be withdrawn and/or repayment required.

5)	If the social insurance carrier or independent physician determines that total occupational disability is no longer indicated, the payment of the disability pension shall cease at the end of the month in which the corresponding determination was made. The entitlement to a pension then remains in existence up to the occurrence of the final support case as long as the person concerned remains employed by the Company.

§ 9 Widow/widower pensions

1)	Widows/widowers of company employees or of those receiving company pensions shall receive a widow’s/widower’s pension provided that the marriage was valid at the time of death of the spouse.

2)	The widow’s/widower’s pension is 60% of the pension that the former company employee received at the time of death or that the employee would have received if disabled.

3)	The widow’s/widower’s pension shall cease at the end of the month in which the widow/widower dies or remarries.

4)	No claim to widow’s/widower’s pension shall exist in the following cases:

a)	If the marriage to the company employee is less than one year old and if the marriage was entered into after attainment of age 60 for the company employee,

b)	If the marriage took place after the occurrence of the support case, or

c)	If one spouse has lived separately from the other spouse without an alimony claim.

§ 10 Orphan pensions

1)	Orphan pensions shall be granted to marital children (and those children having the same the legal standing) of company employees and pensioners who have died.

2)	The orphan’s pension is 20% of the pension that the former company employee received at the time of death or that the employee would have received if disabled.

3)	The orphan’s pension shall cease at the end of the month in which the orphan turns age 18; if the orphan is undergoing further education, the pension shall continue until no later than the attainment of age 25.

4)	The orphan pensions combined with the widow’s/widower’s pension cannot exceed the pension upon which they are based. In this case, a proportional reduction shall be applied.

5)	If no widow’s/widower’s pension is paid in addition to the orphan’s pension, the orphan’s pension will be 30% of the pension that the former company employee received at the time of death or that the employee would have received if disabled.

§ 11 Granting of pensions

1)	The appropriate rulings on pension applications from the Social Security Department and/or the life insurance policy must be presented for a pension to be granted.

2)	All pensions are paid monthly. They are paid out on the last day of each month. The notification regarding granting of pensions occurs in writing. Pensions are granted at the end of the month in which their prerequisites are met, provided all documents required for payment are submitted within 3 months. They are then paid no sooner than the time at which the documents for calculation are presented. If entitlement to benefits ceases, the payments shall be set for the first of the following calendar month.

§ 12 Adjusting ongoing pensions

Every 3 years, the Company makes a decision regarding an adjustment to the ongoing pensions in compliance with § 16 BetrAVG [Company-provided Pension Act] according to what is right and good.

§ 13 Non-forfeitable benefits

1)	If a company employee ends employment with the Company, the employee retains a non-forfeitable entitlement to pension payments as long as the employee meets the requirements of statutory non-forfeitable benefits according to the respectively valid provisions of the law on improving company pension plans.

2)	A former company employee (who left the Company before the support case occurred) and the employee’s heirs shall retain an entitlement amounting to at least that benefit to which they would have been receiving without the early resignation and which corresponds to the ratio of the length of employment at the time the company employee started up to the attainment of age 63 (§2 Section 1 BetrAVG).

§ 14 Pledging and transfer

The benefits cannot be pledged or transferred to third parties unless statutory provisions permit this.

§ 15 Part-time employees

For company employees who were employed part-time for more than 6 months of the allowable service period (§3), the average gross employment income that would have resulted from full-time employment for an assumed full-time position in the last allowable year of service, reduced in proportion to the actual work time during the entire allowable service time for the full fixed work time during the same timeframe, shall be considered the allowable retirement income in terms of § 4.

§ 16 Financing

1)	All of the pension benefits for the company employee shall be paid directly by the Company, with the exception of the one-time payments for certain emergencies (§ 19).

2)	A legal claim to the benefits exists.

§ 17 Data protection

In connection with the pension plan, the Company and/or the pension association transfers protected data to third parties provided it is required for proper execution of the plan. The regulations of the Federal Data Protection Act on Data Transmission are observed with respect to data transmission. The addresses of the respective data recipients will be provided, upon request, by the Company’s Human Resources Department.

§ 18 Insurance policies

The Company shall be authorized to take out life insurance policies on company employees to secure the benefits provided for in this pension plan. Company employees are required to provide their written permission for this in accordance with § 159 VVG [Insurance Policy Act], which is enclosed as an appendix to this pension plan document. Failure to provide this permission will mean that the company employee in question will lose the entitlement to the corresponding benefits if such an insurance policy is executed.

§ 19 One-time payments for certain emergencies

1)	Company employees who have worked for the Company for at least two 2 years as well as former company employees who are receiving a pension payment from the Pension Association or the Company and their widows/widowers can be granted a one-time support payment in the event of certain emergencies.

The amount of the support payment is at the discretion of the Pension Association Board, but it should normally not exceed €160.00 per company employee/relative.

2)	All employees who meet the qualifying time according to § 2, shall receive a one-time payment for accidents as follows:

€1,600.00	In case of death
€3,100.00	In case of total occupational disability according to § 43 SGB VI

€6.00	Per diem starting on the 43rd day of the occupational disability due to workplace injury up to the end of the year after which the accident occurs.

§ 20 Provisos

The Company or the Pension Association reserves the right to reduce or adjust payments in the following cases:

1)	The financial situation of the Company subsequently becomes significantly worse to the extent that it can no longer reasonably maintain the benefits promised;

2)	The group of beneficiaries, the contributions, the benefits, or the retirement age for the statutory social insurance or other support institutions where a legal claim exists significantly change;

3)	The legal, particularly with respect to the tax situation, treatment of expenses incurred by the Company or that have been incurred by the Company for the planned financing of the benefits has changed so significantly that the Company can no longer reasonably maintain the promised benefits; or

4)	The party entitled to a pension engages in practices that grossly infringe upon the requirements of good faith or that would justify immediate termination from the Company.

§ 21 Regulation on vested rights (addendum to company-wide agreement of 30 June 1989)

The addendum to the company-wide agreement of 30 June 1989 also becomes inapplicable once the company-wide agreement of 30 June 1989 is no longer valid. The addendum is worded as follows:

1)	This addendum applies to all company employees who became employed at ALLWEILER AG before 30 June 1989, and who are covered by the scope of regulation of the company-wide agreement of 6 December 1982 as well as the addendums from 3 June 1986, 29 December 1987, and 19 May 1988, as well as those who are considered to be actively employed at the time the company-wide agreement takes effect.

2)	The company-wide agreement of 30 June 1989 also supersedes the aforementioned benefits plan for these company employees for the future with the following provisions:

3)	To maintain the vested rights achieved by the company employees as of 31 December 1988, the following benefits will be granted for a support case:

3.1) The retirement pension is calculated from the retirement pension achievable according to the benefits plan of 28 October 1976 and the addendums based on the allowable retirement income in terms of the aforementioned benefits plan upon occurrence of the support case, multiplied by the factor resulting from the ratio of the period of company employment up to 30 June 1982 and the period of company employment up to attainment of age 65 (men)/60 (women) (= pension part A) plus the part of the retirement pension that was obtained based on the number of service years worked starting from 30 June 1982 subject to the company-wide agreement of 6 December 1982 up to 31 December 1988 (= pension part B) as well as the part of the retirement pension that is achieved based on the years of service worked starting from 1 January 1989 subject to the company-wide agreement of 18 December 2001 (= pension part C).

3.2) For men who elect early retirement in relation to pension part A, the reduction occurs according to §7 of the benefits plan of 28 October 1976 (wording from 28 October 1976: “The resulting early retirement pension shall be reduced by an actuarial amount of 0.5% for each month before attainment of age 65. For severely disabled persons who have already left employment by virtue of law at age 62, the actuarial deduction shall be limited to the attainment of age 63.”); with respect to pension parts B and C, §7 Section 2 of this company-wide agreement shall apply. For the election of early retirement pension, women who started employment before 1 July 1982 shall receive pension part A calculated according to Item 3.1. plus the claim to pension part B and C based on the allowable service years worked up to the time of retirement, without any reduction.

In the determination of disability pension, the aforementioned Item 3.1. applies accordingly, wherein the pension-increasing years of service still outstanding according to §5 Section 2, last paragraph of the company-wide agreement, up to age 55 are assessed at 0.17% of the allowable retirement income per year of service.

3.3) For the employees at the Aschaffenburg and Bottrop plants, the following addendums, B and C, to the company-wide agreement from 6 December 1982 up to 31 December 1988 apply.

Part B: Aschaffenburg plant (formerly Allweiler Gentil Maschinenfabrik GmbH)

1)	The company-wide agreement of 6 December 1982 replaces the agreement for the company employees of the Aschaffenburg plant (formerly: ALLWEILER GENTIL MASCHINENFABRIK GMBH) who were covered by the scope of regulation of “Public Support and Pensions Regulations of A. Gentil Maschinenfabrik” and who were actively employed on the day that the company-wide agreement took effect, with the following provisions:

1.1) The retirement pension is the total from pension part A and pension part B.

Pension part A is calculated according to the promised fixed pension in the amount of DM 200.00 in accordance with the “Public Support and Pensions Regulations of A. Gentil Maschinenfabrik” multiplied by the factor resulting from the ratio of the period of company employment up to 30 June 1982 and the period of company employment up to attainment of age 65 (men)/60 (women), multiplied by the factor resulting from the ratio of the allowable retirement income in terms of §4 of the company-wide agreement of 6 December 1982 for a support case occurring for the allowable retirement income in terms of the aforementioned §4 as of 30 June 1982. Pension part B is the part of retirement pension that is acquired based on the years of service worked starting on 30 June 1982 subject to the company-wide agreement of 6 December 1982.

1.2) For men who elect early retirement only in relation to pension part B, the reduction occurs according to §7 Section 2 of the company-wide agreement. Pension part A, on the other hand, is not reduced. With the election of an early retirement pension, women shall receive pension part A calculated according to Item 1.1. plus the claim to pension part B based on the allowable service years worked up to the time of retirement, without any reduction.

2)	Disability and survivors’ benefits are only acquired based on the years of service worked starting from 30 June 1982 subject to the company-wide agreement of 6 December 1982.

3)	For those company employees who are covered by the scope of regulation of the Public Support and Pensions Regulations listed in Item 1 but whose work relationship ended on the date the company-wide agreement took effect, they shall continue to be subject to the regulation previously definitive for them with the proviso that any benefits that may be due after the support case occurred shall be transferred to the Association and paid by the Association.

4)	On the other hand, pensions already being paid and pension benefits from entitlements that are non-forfeitable by statute according to §§ 1 and 2 BetrAVG shall (continue) to be paid directly by Allweiler AG provided that the years of service ended before the merger.

Part C: Bottrop plant (formerly Allweiler Seeberg Pumpen GmbH)

The provisions of the addendum to the company agreement of 30 June 1989, which are specified in Items 1 through 3.2, are accordingly applicable in relation to company employees at the Bottrop plant (formerly: ALLWEILER SEEBERG PUMPEN GMBH), as is the “Pension directive of Seeberg Pumpen GmbH dated 23 December 1975.”

The claims acquired due to years of service worked as of 1 January 1989 are based on the company-wide agreement of 30 June 1989.

Disability and survivors’ benefits are determined as is described in Item 3.2 of this addendum.

4)	For employees who currently have a commitment based on § 5 Section 2b of the company-wide agreement of 6 December 1982, these commitments shall remain in effect. (Wording of § 5 Section 2b dated 6 December 1982: “For years of service in which the allowable retirement income was in excess of the respective upper income limit, the amount of the annual pensions is an additional 1.2% of the total of the ratios from the part of the respective allowable retirement income that exceeds the respective upper income limit, added to the respective allowable retirement income, multiplied by the last allowable retirement income.”)

5)	Hardship cases resulting from this company-wide agreement shall be regulated by the association board.

§ 22 Effective date

1)	This company-wide agreement shall take effect on 1 January 2002 and replaces the company-wide agreement regarding the company pension plan of 30 June 1989 as well as the addendums from 30 June 1989, 19 December 1997, and 16 September 1998.

2)	All retirement, disability, widow, widower, and orphan pensions that are already being paid at the time this company-wide agreement takes effect will continue to be paid, in their entirety, according to the guidelines of the previous company-wide agreement of 30 June 1989 and the addendums from 30 June 1989, 19 December 1997, and 16 September 1998.

3)	This company-wide agreement is valid for an unlimited period of time and can be canceled with a notification period of 3 months before the end of the year.

Radolfzell, 18 December 2001

ALLWEILER AG		ALLWEILER AG

- On behalf of the Management Board -		- On behalf of the Central Works Council -

/s/ Dr. R. Niemeyer	/s/ K. Stahlmann	/s/ H. Buhl

Dr. R. Niemeyer	K. Stahlmann	H. Buhl

Appendix 1

§ 159 VVG (Insurance Policy Act)

Insured party

1)	The life-insurance policy can be taken out on the policyholder or on someone else.

2)	If the policy is taken out to cover the death of another person and the benefit amount exceeds that which would be required for normal burial costs, the written permission of the other party is required for the policy to have validity. If the other party is occupationally disabled or partially occupationally disabled and the policyholder has power of attorney, then the policyholder cannot represent the other party in granting the permission.

3)	If the father or mother takes out an insurance policy on a minor child, the permission of the child is only required if, according to the policy, the insurance provider will be obligated to pay out the benefit even if death occurs before attainment of age 7 and the amount of the benefit in this case exceeds the amount required for normal burial costs.

4)	If the regulatory authorities have specified a certain maximum amount for normal burial costs, this amount shall be definitive.

Appendix 2

§1b BetrAVG (act regarding the improvement of company-provided pensions)

Non-forfeiture and implementation of company-provided pensions

(applies to commitments that have been granted after 1 January 2001)

(1)	An employee who has been promised benefits from the company-provided pension plan shall retain the entitlement if the work relationship ended before the support case occurred but after attainment of age 30 and the support commitment has been in existence for at least five years at that point in time (non-forfeitable entitlement). An employee also retains his/her entitlement if the employee leaves the Company due to an early retirement plan and would have been able to meet the qualifying time and the other prerequisites for the payment of benefits from the company-provided retirement plan without the early retirement. A change in the support commitment or its transfer to another party shall not interrupt the qualifying periods according to Clause 1. The obligation based on a support commitment is the same as support obligations that are based on company practice or the principle of equal treatment. The sequence of a planned qualifying time is not affected by the ending of the work relationship after the prerequisites of Clauses 1 and 2 are met. If an employee changes from the scope of application of this law by moving to another member state of the European Union, the entitlement shall remain in the same scope as it would be for persons who remain within the scope of application of this law after the work relationship ends.

§30 f BetrAVG (act regarding the improvement of company-provided pensions)

If company-provided retirement pension benefits have been committed before 1 January 2001, §1b Section 1 shall be applicable with the proviso that the entitlement shall remain in effect if the work relationship ends before the support case occurs but after the attainment of age 35 and the support commitment at this time has been existence for

1. at least 10 years or

2. at least three years for company employees who have been with the Company at least 12 years

(non-forfeitable entitlement); in these cases, the entitlement also remains in effect if the commitment has been in existence for 5 years starting with 1 January 2001 and the employee has reached age 30 when the work relationship ends. § 1b Section 5 is not applicable to entitlements from these commitments.